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                                                                   EXHIBIT 10(o)

                  COMPENSATION AGREEMENT WITH MALCOLM M. PRINE

         On March 28, 2000, the Board of Directors of Core Materials Corporation unanimously approved a revision to the oral compensation agreement with Malcolm
M. Prine, Director and Chairman of Core Materials Corporation. Effective April 1, 2000, Mr. Prine's compensation for consulting services provided to the Company was reduced to $8,000 per quarter from $7,500 per month. Additionally, Mr. Prine's Board of Directors' fee was increased to $5,000 per quarter from $3,000 per quarter to recognize his role as chairman.